Exhibit 10.64

[MATADOR RESOURCES COMPANY LETTERHEAD]
[DATE]
[NAME]
[ADDRESS]
[CITY, STATE, ZIP]
Re: Letter Agreement
Dear [NAME]:
The purpose of this letter is to describe that certain arrangement (the “Arrangement”) being offered to you by Matador Resources Company (the “Company”) as approved by the Company’s Board of Directors. As you know, you have previously received awards of restricted stock units, certain of which will remain unvested as of the date of the Company’s 2017 Annual Meeting (“Outstanding RSUs”), pursuant to the Company’s Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”). Pursuant to the Arrangement and effective immediately prior to the election of nominees for director at the Company’s 2017 Annual Meeting (the “Effective Time”), the vesting of such Outstanding RSUs shall be automatically accelerated in connection with your Termination of Service (as defined in, and pursuant to, the Plan) that occurs as of or after the Effective Time, provided that the conditions in the following paragraph are met.
In order for such vesting to apply, your Termination of Service must not constitute: (i) a Termination of Service due to your removal for cause or (ii) a Termination of Service that otherwise occurs at a time when the Board reasonably determines in good faith that you have engaged in a material (x) violation of the Company’s Code of Ethics and Business Conduct for Officers, Directors and Employees or (y) breach of your fiduciary duty owed to the Company and its shareholders. Upon the occurrence of any such vesting, the Company will instruct its transfer agent to deliver the shares with respect to such Outstanding RSUs to you as soon as practicable in accordance with the transfer agent’s procedures. This instruction from the Company to its transfer agent will be provided within five days after the occurrence of the vesting described above.
This letter will also apply to (and references to Outstanding RSUs will include) any additional awards of restricted stock units made to you under the Plan with respect to the calendar quarters ending March 31, 2017 and June 30, 2017. All restricted stock unit awards described in this letter will be deemed, as and when applicable, to be amended in order to give effect to the above vesting provision.
After you have the opportunity to review this letter, we request that you evidence your agreement with and consent to the foregoing by sending a signed copy of this letter by email or fax to [NAME] at [●], prior to close of business on [DATE].

If you have any questions with respect to this letter or the Arrangement, please contact [NAME] at [●].

The Company and its subsidiaries, affiliates, successors and assigns do not intend to provide any tax advice in this letter with respect any tax consequences associated with his letter or the Arrangement.

Matador Resources Company,

_______________________
[Name]
[Title]

Agreed to and accepted this _____ day of [●].

_________________________
[NAME]

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